UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2005

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2005, certain of FreightCar America, Inc.’s wholly owned subsidiaries, Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company and FreightCar Roanoke, Inc. (each, a “Co-Borrower” and collectively, the “Co-Borrowers”), entered into a $50.0 million secured revolving credit facility with LaSalle Bank National Association (“LaSalle”), as administrative agent, and the lenders party thereto (the “New Credit Agreement”). The obligations of the Co-Borrowers are guaranteed by FreightCar America, Inc. (the “Company”) and its wholly owned subsidiaries JAC Intermedco, Inc. and JAC Patent Company. The New Credit Agreement amends and restates the Credit Agreement, dated as of September 11, 2003, by and among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc. and JAIX Leasing Company, as co-borrowers, and LaSalle, as lender (the “Prior Credit Agreement”).

The New Credit Agreement, which has a term of three years, includes (1) a sub-facility for letters of credit to be issued by LaSalle or one of its affiliates in an amount not to exceed $30.0 million and (2) a sub-facility for a swing line loan to be made by LaSalle in an amount not to exceed $5.0 million. Borrowings under the New Credit Agreement bear interest at a rate of approximately LIBOR plus an applicable margin of between 1.75% and 3.00% which is determined based on the Company’s leverage ratio. The Company is required to pay a commitment fee of between 0.25% and 0.50% based on any unused portion of the revolving credit facility. The New Credit Agreement contains certain requirements, including requirements relating to minimum tangible net worth, maximum capital expenditure levels, a minimum interest coverage ratio, maximum ratios of senior debt to EBITDA (as adjusted under the New Credit Agreement) and maximum ratios of total funded debt to EBITDA (as adjusted under the New Credit Agreement). The New Credit Agreement also contains customary events of default similar to the events of default under the Prior Credit Agreement.

An affiliate of LaSalle, LaSalle Debt Capital Markets, A Division of ABN AMRO Financial Services, Inc., participated in the underwriting of the Company’s initial public offering, which closed on April 11, 2005 (the “IPO”).

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement filed as Exhibit 10.1 hereto which is hereby incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On April 11, 2005, the Company terminated the Credit Agreement, dated as of October 17, 2003, by and among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc. and JAIX Leasing Company, as borrowers, and General Electric Capital Corporation, as lender, for a term loan in the original amount of $9.0 million, which bore interest at a rate of LIBOR plus 4.5% (the “GE Term Loan”). The GE Term Loan was scheduled to mature on March 31, 2008 and was guaranteed by the Company, JAC Intermedco, Inc. and JAC Patent Company. The Company terminated the GE Term Loan in connection with the closing of the Company’s IPO. Proceeds from the IPO were used to repay in full all amounts outstanding under the GE Term Loan, including a prepayment penalty of $105,000.

On April 11, 2005, the Company terminated the Share Purchase Agreement, dated as of May 10, 1999, between Johnstown America Industries, Inc. and the Company (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Company was obligated to pay additional sale consideration, referred to as the contingent additional consideration (the “CAC”), to Transportation Technologies Industries, Inc. (“TTII”) upon the occurrence of certain events, including, among others, an initial public offering of the Company’s common stock. In February 2001, TTII transferred all of its interest in the CAC to Caravelle Investment Fund, L.L.C. (“Caravelle”), Camillo M. Santomero, III and Transportation Investment Partners, L.L.C. (the interests of which were subsequently transferred to certain entities (the “Trimaran Entities”), the interests of which are managed by Trimaran Investments II, L.L.C. (“Trimaran”)). Caravelle is an affiliate of Jay R. Bloom, a director of the Company. Mr. Santomero is

Chairman of the Company’s board of directors and a holder of less than 5% of the Company’s outstanding common stock. The Trimaran Entities hold, in the aggregate, less than 5% of the Company’s outstanding common stock. Trimaran is an affiliate of Jay R. Bloom and Mark D. Dalton, each of whom is a director of the Company. In November 2003, Caravelle transferred its interest in the CAC to certain affiliates of GoldenTree Asset Management, L.P. The Company’s obligation to pay the CAC under the Purchase Agreement was satisfied in connection with the closing of the IPO. Proceeds from the IPO were used to pay the CAC in full to Mr. Santomero, the Trimaran Entities and certain affiliates of GoldenTree Asset Management, L.P.

Section 2 - Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of April 11, 2005, by and among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company, and FreightCar Roanoke, Inc. as the Co-Borrowers, the various financial institutions party thereto, as Lenders, and LaSalle Bank National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: April 14, 2005	By:	/s/ Kevin P. Bagby
	Name:	Kevin P. Bagby
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of April 11, 2005, by and among Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., JAIX Leasing Company, and FreightCar Roanoke, Inc. as the Co-Borrowers, the various financial institutions party thereto, as Lenders, and LaSalle Bank National Association, as Administrative Agent.

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